Exhibit 99.1

Minim Announces Executive Leadership Transition

MANCHESTER, NH — Minim, Inc. (NASDAQ: MINM), the creator of intelligent networking products under the Motorola brand, announces changes to the Company’s senior leadership. Mehul Patel, CFO, has been named Chief Executive Officer, replacing Gray Chynoweth, who will be transitioning from his role as Chief Executive Officer and director to further pursue his career as a member of the United States Navy Reserve. Mr. Patel will also join the Board of Directors. Mr. Chynoweth’s resignation is not the result of any dispute or disagreement with the company, and he is committed to an orderly transition of his duties. Jeremy Hitchcock, Chairman of Minim commented, “I’d like to thank Gray for his years of service and many contributions to Minim including our leading market positions, new products, and resulting top line growth. His focus on recruiting strong and capable leaders, including Mehul, will ensure the company’s continued success. I’d also like to personally thank Gray for his service and commitment to the U.S. Navy.”

Chynoweth said, “I’d like to thank the Board and employees at Minim for their guidance and collaboration during my tenure, and especially for their support as I more actively pursue my path ahead in the Navy.”

Hitchcock continued, “Since joining Minim earlier this year, Mehul has proven to be an exceptional leader who has hit the ground running. His financial and industry expertise has been a huge asset for the company. We look forward to Mehul accelerating our momentum moving ahead.”

“Having had the chance to work inside Minim for the past five months now, I see a tremendous opportunity in front of us, for our software-led innovative products,” said Patel. “A laser focus on execution, prudent management of costs, careful attention to supply chain reliability and inventory control, will all be important to our success. I’m honored to have the opportunity to lead an amazing team and to create long-term value for our stockholders.”

Prior to joining Minim, Patel served as Vice President, Supply Chain Finance & Transformation, for Verifone, a FinTech company that provides payment and commerce solutions to global retail brands, major financial institutions and over 600,000 merchants. At Verifone, he has led an international team and four major contract manufacturer factories to achieve material supply chain cost control during the pandemic.

Before joining Verifone, Patel held the position of Finance Director for the Telecom Consumer Premise Equipment (CPE) business unit at Motorola, where he was responsible for P&L and financial operations for over a billion dollars in revenue worldwide. During his 18 years at Motorola, he was a part of six acquisitions and saw the company’s name change from Motorola Home to Motorola Mobility, a Google Company, to ARRIS and in 2019 to CommScope. Patel earned a Bachelor of Science (BS) degree in accounting with a concentration in management information systems (MIS) from The Pennsylvania State University. He and his wife and two boys live in the Philadelphia area.

Executive Changes

The Company further announced that it has named Dustin Tacker as Chief Financial Officer.

Mehul Patel, CEO of Minim commented, “Dustin has extensive experience at the CFO level, and was previously our interim Chief Accounting Officer. I’d like to welcome him into his new role as Chief Financial Officer. I have seen firsthand and am confident that his financial acumen, abilities and knowledge of Minim will be invaluable to the company.”

“It’s been a privilege working alongside the very talented and dedicated Minim team,” said Tacker. “As CFO, I look forward to continuing our ongoing efforts to further strengthen our financial organization and deliver value for Minim and our shareholders.”

Mr. Tacker has previously held the role of interim Chief Accounting Officer at Minim, and joined the company in 2020. He has more than twenty years of experience in finance and accounting, including time at Access Information Systems, SmartBear Software, General Electric Company, and PwC.

The Company also announced, John Lauten, has left his role as Chief Operating Officer. His duties will now be undertaken by the C-suite, and the company will be hiring a V.P. of Operations. In the interim, Mr. Lauten will serve as an advisor to the company.

About Minim

Minim, Inc., (NASDAQ: MINM) was born in 1977 as a networking company and now delivers intelligent software to protect and improve the WiFi connections we depend on to work, learn, and live. Minim’s cloud platform powers intuitive apps and a variety of routers, helping customers take control of their connected experience and privacy. Headquartered in Manchester, N.H., Minim holds the exclusive global license to design and manufacture consumer networking products under the Motorola brand. To learn more, visit https://www.minim.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

Media Contact:

Scott Harvin at (843)693-0298 or scotth@minim.com

Investor Relations Contact:

James Carbonara, Hayden IR at (646) 755-7412 or james@haydenir.com

About Motorola Strategic Brand Partnerships

For over 90 years the Motorola brand has been known around the world for high quality, innovative and trusted products. Motorola’s Strategic Brand Partnership program seeks to leverage the power of this iconic brand by teaming with dynamic companies who offer unique, high-quality products that enrich consumers’ lives. Strategic brand partners work closely with Motorola engineers while developing and manufacturing their products, ensuring that their products meet the exacting safety, quality, and reliability standards that consumers have come to expect from Motorola. To learn more about Motorola strategic brand partnerships, follow us @ShopMotorola.

Forward-Looking Statements

This press release contains “forward-looking statements”, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to Minim’s plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: risks associated with Minim’s potential inability to realize intended benefits of the acquisition by merger of Zoom Connectivity, Inc.; the potential increase in tariffs on the company’s imports; potential supply interruptions from manufacturing the company’s products in Vietnam; risks relating to global semiconductor shortages; potential changes in NAFTA; the potential need for additional funding which Minim may be unable to obtain; declining demand for certain of Minim’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Minim’s production and shipping; Minim’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Minim’s dependence on key employees; uncertainty of new product development, including certification and overall project delays, budget overruns; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent related matters; risks from a material weakness in our internal control over financial reporting; the impact of the COVID-19 pandemic; and other risks set forth in Minim’s filings with the Securities and Exchange Commission. Minim cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Minim expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Minim’s expectations or any change in events, conditions or circumstance on which any such statement is based.